Exhibit 16.1

March 3, 2005

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C.  20549

Ladies and Gentlemen:

This letter is delivered by Nation Smith Hermes Diamond APC in connection with the filing by Orange 21 Inc. with the Securities and Exchange Commission of a Current Report on Form 8-K dated March 3, 2005.

We have reviewed the contents of Item 4 of such Current Report and agree with the statements contained therein.

Very truly yours,

/s/ Nation Smith Hermes Diamond APC